Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 on Form S-3 to the Registration Statement (No. 333-145759) on Form S-1 of HUGHES Telematics, Inc. of our report dated March 16, 2009, except for the effects of the recapitalization described in Note 1, as to which the date is July 24, 2009, relating to the financial statements of HUGHES Telematics, Inc., which appears in the Current Report on Form 8-K filed July 24, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

February 5, 2010